Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the Third Quarter 2020
Burger King Comparable Restaurant Sales Increase 0.8%, up 720 Basis Points Compared to the Second Quarter
Reaffirms Expectation of $40 million to $50 million Per Year in Capital Expenditures for the Next Three Years
Announces Participation in Three Upcoming Investor Conferences

SYRACUSE, N.Y. – (BUSINESS WIRE) – November 5, 2020 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today reported financial results for the third quarter ended September 27, 2020.

Highlights for the Third Quarter of 2020 versus the Third Quarter of 2019

•Total restaurant sales increased 2.2% to $407.0 million compared to $398.4 million in the prior year quarter;
•Comparable restaurant sales for the Company's Burger King® restaurants increased 0.8%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 5.5%;
•Adjusted EBITDA(1) increased to $34.1 million from $25.7 million in the prior year quarter;
•Adjusted Restaurant-Level EBITDA(1) increased to $52.8 million from $43.0 million in the prior year quarter;
•Net income was $3.5 million, or $0.06 per diluted share, compared to net loss of $(6.8) million, or $(0.15) per diluted share, in the prior year quarter;
•Adjusted Net Income(1) was $5.7 million, or $0.09 per diluted share, compared to adjusted net loss of $(3.9) million, or $(0.08) per diluted share, in the prior year quarter; and
•The Company generated $23.3 million of Free Cash Flow(2) during the third quarter of 2020 and $46.7 million on a year-to-date basis.

(1)Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income/(Loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.
(2)Free Cash Flow is a non-GAAP financial measure and is defined as Net cash provided by operating activities less Net cash used for investing activities adjusted to add back cash paid for acquisitions. Refer to the definition and reconciliation of this measure in the tables at the end of this release.

Recent Monthly Comparable Restaurant Sales Trends

Monthly comparable restaurant sales increases / (decreases) for the month ending July 26, 2020 through the month ending November 1, 2020 are as follows:

	Third Quarter 2020
Fiscal Month	July 2020	August 2020	September 2020	October 2020
Burger King	2.1%	1.2%	(0.8) %	(3.2) %
Popeyes	13.9%	(4.0) %	11.2%	1.9%

Management Commentary

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “The sequential quarterly improvement in comparable restaurant sales of 720 basis points at our Burger King restaurants is demonstrative of Carrols’ resiliency in the face of the unprecedented current environment. We believe our business model is well-suited to meet the needs of customers seeking great value and convenience and we have been able to serve them effectively and efficiently through our drive-thru, at-the-counter for take-out, and delivery channels. Over the past two months, we have seen modest softening in comparable sales at our Burger King restaurants driven primarily, we believe, by a strain on consumer spending due to a weakening ‘Main Street’ economy. Despite this year’s challenges, we have been extremely adept in managing food costs, optimizing labor hours despite higher wage rates, and controlling other restaurant-level and corporate overhead expenses. Third quarter results reflect the strength of our positioning and operational acuity as we once again delivered improved restaurant-level profitability and increased Adjusted EBITDA compared to the prior year period.”

Accordino continued, “We generated $46.7 million in Free Cash Flow through the first three quarters of 2020 ($23.3 million in the third quarter) and our available liquidity, including cash and borrowing availability under our revolving credit facility, is now approximately $205 million. Given the strength of these metrics, our intention is to build upon what we have accomplished during the pandemic and further drive improvement in our overall performance for the remainder of 2020 and into 2021.”

“More importantly, looking further into the future, we are poised to re-engage in strong but balanced organic and non-organic growth strategies beginning later in 2021 while keeping our leverage in check. In terms of organic growth, we are in the process of negotiating a restructuring of our Burger King area development agreement with our franchisor. The remodel and new restaurant build commitments that required elevated levels of capital spending on our part under the current agreement are expected to be significantly reduced under the new agreement. Also, we anticipate that we would give up our right-of-first-refusal provision which we believe has diminished value in the current QSR business environment. Under this new arrangement, we believe we will have added flexibility to grow our business as we believe best optimizes our profit growth potential while generating consistent and enhanced free cash flow. It is important to note that while we believe such new agreement will be entered into, it is still being negotiated and there is no assurance that such new agreement will be entered into on such terms or at all."

Accordino concluded, “Although we still are firming up specific new construction and remodel plans for 2021 and beyond, we are committed to executing on our message last quarter of spending $40 million to $50 million annually in capital expenditures over the next three years. We expect that this spending will be sufficient to address restaurant maintenance and upgrade needs, remodel 20 to 25 restaurants per year and develop eight to twelve new restaurants per year, many of which will be financed using third party capital. We have previously discussed that we will not pursue acquisitions until our Adjusted Leverage Ratio (as defined in our senior credit facility) drops to below four times. We currently expect that to occur early next year. We should then be positioned to pursue opportunistic bolt-on transactions as long as we remain below our four times Adjusted Leverage Ratio target on a pro forma basis.”

Third Quarter 2020 Financial Results

Total restaurant revenue increased 2.2% to $407.0 million in the third quarter of 2020 compared to $398.4 million in the third quarter of 2019. Comparable restaurant sales for the Company’s Burger King restaurants increased 0.8% compared to a 4.5% increase in the prior year quarter. Comparable restaurant sales for the Company’s Popeyes restaurants increased 5.5% compared to a 5.8% increase in the prior year quarter.

Adjusted Restaurant-level EBITDA(1) increased to $52.8 million in the third quarter of 2020 from $43.0 million in the prior year period. Adjusted Restaurant-level EBITDA margin was 13.0% of restaurant sales and increased 230 basis points from the third quarter of 2019, reflecting lower cost of sales, wage and related expenses, and other restaurant operating expenses. The Company demonstrated its ability to continue to rationalize ongoing expenses where possible, through reduced food waste, optimized restaurant labor, and managing other restaurant-related operating expenses.

General and administrative expenses decreased to $20.4 million in the third quarter of 2020 (which includes $2.0 million higher bonus expense due to improved operational performance compared to last year) from $21.4 million in the prior year period, which included $2.9 million of certain expenses primarily relating to acquisition and integration costs. The third quarter 2020 total includes the impact of many corporate cost efficiency initiatives such as streamlining of the Company’s regional management structure and a re-engineering of the training process that were completed earlier this year that should carry-over into 2021.

Adjusted EBITDA(1) increased to $34.1 million in the third quarter of 2020 from $25.7 million in the third quarter of 2019. Adjusted EBITDA margin was 8.4% of total restaurant sales and increased 200 basis points from the third quarter of 2019 due to the factors discussed above.

Income from operations increased to $10.2 million in the third quarter of 2020 compared to a loss from operations of $(1.1) million in the prior year quarter.

Interest expense decreased to $6.6 million in the third quarter of 2020 from $7.6 million in the third quarter of 2019.

Net income was $3.5 million in the third quarter of 2020, or $0.06 per diluted share, compared to net loss of $(6.8) million, or $(0.15) per diluted share, in the prior year quarter. Net income in the third quarter of 2020 included $2.9 million of impairment and other lease charges. Net loss in the third quarter of 2019 included $0.5 million of impairment charges and other lease charges.

Adjusted net income(1) was $5.7 million, or $0.09 per diluted share, compared to adjusted net loss of $(3.9) million, or $(0.08) per diluted share, in the prior year quarter.

Balance Sheet Update

The Company ended the third quarter of 2020 with cash and cash equivalents of $67.8 million, and long-term debt (including current portion) and finance lease liabilities of $495.7 million. As of the end of the third quarter of 2020, the Company did not have any outstanding revolving credit borrowings under its $145.8 million revolving credit facility and had $9.7 million of letters of credit issued under such facility.

As a reminder, the full year 2020 is a 53-week fiscal period ending on January 3, 2021.

Conference Call Today

Daniel T. Accordino, Chairman and Chief Executive Officer, and Anthony E. Hull, Chief Financial Officer, will host a conference call to discuss third quarter 2020 financial results and provide a business update today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 201-493-6725. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the passcode is 13711230. The replay will be available until Thursday, November 12, 2020. Investors and interested parties may listen to a webcast of this conference call and review an investor presentation related to the third quarter 2020 financial results by visiting www.carrols.com under the tab “Investor Relations”.

Investor Conferences Participation

Carrols will be participating in three upcoming (virtual) investor conferences.

•On November 18, 2020, the Company will host investor meetings and participate in a fireside chat at the Stephens Annual Investor Conference.
•On November 19, 2020, the Company will host investor meetings at the Deutsche Bank 2020 Gaming, Lodging, Leisure & Restaurants Conference.
•On December 10, 2020, the Company will host investor meetings at the Truist Securities 2020 Gaming, Lodging, Leisure & Restaurants Summit.

About the Company

Carrols is one of the largest restaurant franchisees in the United States, and currently operates approximately 1,088 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,023 BURGER KING® restaurants and also operating 65 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Revenue:
Restaurant sales	$407,036	$398,414	$1,126,972	$1,054,877
Other revenue	—	3,931	—	6,816
Total revenue	407,036	402,345	1,126,972	1,061,693
Costs and expenses:
Cost of sales	121,228	121,283	328,858	313,015
Restaurant wages and related expenses	126,040	131,070	362,503	352,402
Restaurant rent expense	30,536	29,300	88,974	77,906
Other restaurant operating expenses	60,486	62,710	172,774	164,623
Advertising expense	15,989	16,052	44,281	42,601
General and administrative expenses (b) (c)	20,440	21,365	59,808	61,709
Depreciation and amortization	19,620	21,200	60,947	53,613
Impairment and other lease charges	1,954	500	7,776	1,777
Other expense (income), net (d)	515	(20)	(1,432)	(1,773)
Total costs and expenses	396,808	403,460	1,124,489	1,065,873
Income (loss) from operations	10,228	(1,115)	2,483	(4,180)
Interest expense	6,649	7,578	20,159	20,425
Loss on extinguishment of debt	—	—	—	7,443
Income (loss) before income taxes	3,579	(8,693)	(17,676)	(32,048)
Provision (benefit) for income taxes	48	(1,881)	(6,840)	(10,035)
Net income (loss)	$3,531	$(6,812)	$(10,836)	$(22,013)

Basic and diluted net income (loss) per share (e)(f)	$0.06	$(0.15)	$(0.21)	$(0.54)
Basic weighted average common shares outstanding	50,924	45,947	50,887	41,015
Diluted weighted average common shares outstanding	60,543	45,947	50,887	41,015

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended September 27, 2020 and September 29, 2019 each included thirteen and thirty-nine weeks, respectively.
(b)General and administrative expenses include acquisition and integration costs of $2.2 million for the three months ended September 29, 2019 and $0.4 million and $7.0 million for the nine months ended September 27, 2020 and September 29, 2019, respectively.
(c)General and administrative expenses include stock-based compensation expense of $1.3 million and $1.7 million for the three months ended September 27, 2020 and September 29, 2019, respectively and $3.5 million and $4.5 million for the nine months ended September 27, 2020 and September 29, 2019, respectively.
(d)Other expense (income), net, for the three months ended September 27, 2020, included a net gain of $0.2 million related to adjustments to insurance recoveries from previous property damage at its restaurants, a loss on one sale-leaseback transaction of $0.4 million and a loss on disposal of assets of $0.3 million. Other income, net, for the nine months ended September 27, 2020, included a gain of $1.7 million related to insurance recoveries from property damage at four of its restaurants, a net gain on eleven sale-leaseback transactions of $0.2 million, and loss on disposal of assets of $0.5 million. Other income, net, for the nine months ended September 29, 2019 included, among other things, a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants.
(e)Basic net income (loss) per share was computed excluding income (loss) attributable to preferred stock and non-vested restricted shares unless the effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(f)Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Revenue:
Burger King restaurant sales	$385,412	$379,212	$1,060,698	$1,023,715
Popeyes restaurant sales	21,624	19,202	66,274	31,162
Total restaurant sales	407,036	398,414	1,126,972	1,054,877
Other revenue	—	3,931	—	6,816
Total revenue	$407,036	$402,345	$1,126,972	$1,061,693
Change in Comparable Burger King Restaurant Sales (a)	0.8%	4.5%	(3.5)%	2.3%
Change in Comparable Popeyes Restaurant Sales (a)	5.5%		10.1%

Average Weekly Sales per Burger King Restaurant (b)	$29,282	$28,761	$26,878	$28,003
Average Weekly Sales per Popeyes Restaurant (b)	$25,590	$24,781	$26,351	$24,674

Adjusted Restaurant-Level EBITDA (c)	$52,762	$43,004	$129,686	$113,211
Adjusted Restaurant-Level EBITDA margin (c)	13.0%	10.7%	11.5%	10.7%

Adjusted EBITDA (c)	$34,097	$25,730	$76,085	$63,607
Adjusted EBITDA margin (c)	8.4%	6.4%	6.8%	6.0%

Adjusted Net Income (Loss) (c)	$5,740	$(3,859)	$(4,003)	$(9,089)
Adjusted Diluted Net Income (Loss) per share (c)	$0.09	$(0.08)	$(0.08)	$(0.22)

Number of Burger King restaurants:
Restaurants at beginning of period	1,027	1,023	1,036	849
New restaurants (including offsets)	—	7	6	13
Restaurants acquired	—	1	—	179
Restaurants closed (including offsets)	(4)	(3)	(19)	(13)
Restaurants at end of period	1,023	1,028	1,023	1,028
Average Number of Burger King restaurants:	1,012.5	1,014.1	1,011.6	937.3

Number of Popeyes restaurants:
Restaurants at beginning of period	65	58	65	—
New restaurants	—	2	—	5
Restaurants acquired	—	—	—	55
Restaurants at end of period	65	60	65	60
Average Number of Popeyes restaurants:	65.0	59.6	64.5	32.4

	At 9/27/2020	At 12/29/2019
Long-term debt and finance lease liabilities (d)	$495,748	$471,149
Cash and cash equivalents	67,762	2,974
(a)Restaurants we acquire are included in comparable restaurant sales after they have been operated by us for 12 months. Sales from restaurants we develop are included in comparable sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week or 39-week period.
(b)Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week or 39-week period by the average number of restaurants operating during such period.
(c)EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin and Adjusted Net Income (Loss) are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss), and to the Company's reconciliation of income (loss) from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted diluted net income (loss) per share is calculated based on Adjusted Net Income (Loss) and reflects the dilutive impact of shares, where applicable, based on Adjusted Net Income (Loss).
(d)Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at September 27, 2020 included $419,688 of Term Loan B borrowings under our senior credit facility, $75,000 of Term Loan B-1 borrowings under our senior credit facility and $1,060 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at December 29, 2019 included $422,875 of Term Loan B under our senior credit facility, $45,750 of outstanding revolving borrowings under our senior credit facility and $2,524 of finance lease liabilities.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income (loss)	$3,531	$(6,812)	$(10,836)	$(22,013)
Provision (benefit) for income taxes	48	(1,881)	(6,840)	(10,035)
Interest expense	6,649	7,578	20,159	20,425
Depreciation and amortization	19,620	21,200	60,947	53,613
EBITDA	29,848	20,085	63,430	41,990
Impairment and other lease charges	1,954	500	7,776	1,777
Acquisition and integration costs (b)	18	2,754	373	7,983
Abandoned development costs (c)	189	82	1,746	193
Pre-opening costs (d)	5	478	104	1,063
Litigation costs (e)	265	144	545	416
Other expense (income), net (f)(g)	515	(20)	(1,432)	(1,773)
Stock-based compensation expense	1,303	1,707	3,543	4,515
Loss on extinguishment of debt	—	—	—	7,443
Adjusted EBITDA	$34,097	$25,730	$76,085	$63,607

Reconciliation of Adjusted Restaurant-Level EBITDA: (a)
Income (loss) from operations	$10,228	$(1,115)	$2,483	$(4,180)
Add:
General and administrative expenses	20,440	21,365	59,808	61,709
Restaurant integration costs (b)	—	596	—	1,002
Pre-opening costs (d)	5	478	104	1,063
Depreciation and amortization	19,620	21,200	60,947	53,613
Impairment and other lease charges	1,954	500	7,776	1,777
Other expense (income), net (f)(g)	515	(20)	(1,432)	(1,773)
Adjusted Restaurant-Level EBITDA	$52,762	$43,004	$129,686	$113,211

Reconciliation of Adjusted Net Income (Loss): (a)
Net income (loss)	$3,531	$(6,812)	$(10,836)	$(22,013)
Add:
Impairment and other lease charges	1,954	500	7,776	1,777
Acquisition and integration costs (b)	18	2,754	373	7,983
Abandoned development costs (c)	189	82	1,746	193
Pre-opening costs (d)	5	478	104	1,063
Litigation costs (e)	265	144	545	416
Other expense (income), net (f)(g)	515	(20)	(1,432)	(1,773)
Loss on extinguishment of debt	—	—	—	7,443
Income tax effect on above adjustments (h)	(737)	(985)	(2,279)	(4,178)
Adjusted Net Income (Loss)	$5,740	$(3,859)	$(4,003)	$(9,089)
Adjusted diluted net income (loss) per share (i)	$0.09	$(0.08)	$(0.08)	$(0.22)
Adjusted diluted weighted average common shares outstanding	60,543	45,947	50,887	41,015

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Reconciliation of Free Cash Flow: (j)
Net cash provided by operating activities (k)	$32,386	$24,184	$80,778	$35,016
Net cash used for investing activities	(9,039)	(55,490)	(34,045)	(221,802)
Add: cash paid for acquisitions	—	3,565	—	131,545
Total Free Cash Flow	$23,347	$(27,741)	$46,733	$(55,241)
(a)Within our press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) which are non-GAAP financial measures. EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, stock-based compensation expense, loss on extinguishment of debt, abandoned site development, restaurant pre-opening costs, non-recurring litigation costs and other non-recurring income or expense. Adjusted Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges, restaurant-level integration costs, pre-opening costs, and other non-recurring income or expense. Adjusted Net Income (Loss) represents net income (loss) as adjusted, net of tax, to exclude impairment and other lease charges, acquisition costs and integration costs, abandoned development costs, pre-opening costs, non-recurring litigation costs, loss on extinguishment of debt and other non-recurring income or expense.
We are presenting Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) because we believe that they provide a more meaningful comparison than EBITDA and net income (loss) of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Adjusted Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees, acquisition costs, restaurant pre-opening costs and stock-based compensation expense. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Additionally, this financial measure may not be comparable to a similarly titled caption for other companies. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (loss), when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) and between income (loss) from operations and Adjusted Restaurant-Level EBITDA.
(b)Acquisition costs for the three and nine months ended September 27, 2020 mostly include legal and professional fees incurred in connection with the acquisition of 165 Burger King and 55 Popeyes restaurants from Cambridge Franchise Holdings, LLC, which were included in general and administrative expense. Acquisition and integration costs for the three and nine months ended September 29, 2019 of $2.8 million and $8.0 million, respectively, include certain legal and professional fees; corporate payroll, and other costs related to the integration of the Cambridge merger and one-time repair costs which are included in Restaurant-Level EBITDA.
(c)Abandoned development costs for the three and nine months ended September 27, 2020 and September 29, 2019 represents the write-off of capitalized costs due to the abandoned development of future restaurant locations.
(d)Pre-opening costs for the three and nine months ended September 27, 2020 and September 29, 2019 include training, labor and occupancy costs incurred during the construction of new restaurants.
(e)Legal costs for the three and nine months ended September 27, 2020 and September 29, 2019 include litigation expenses pertaining to an ongoing lawsuit with one of the Company's former vendors as well as other non-recurring professional service expenses.
(f)Other expense, net for the three months ended September 27, 2020 included a net gain related to adjustments to insurance recoveries from previous property damage at restaurants of $0.2 million, a loss on one sale-leaseback transaction of $0.4 million and a loss on disposal of assets of $0.3 million. For the nine months ended September 27, 2020 other income, net included gains related to insurance recoveries from property damage at four of the Company's restaurants of $1.7 million, net gain on eleven sale-leaseback transactions of $0.2 million and a loss on disposal of assets of $0.5 million.
(g)Other income, net for the nine months ended September 29, 2019 included a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants, a gain on three sale-leaseback transactions of $0.3 million, a gain related to an insurance recovery from property damage at one of our restaurants of $0.1 million and a loss on a disposal of restaurant equipment of $0.6 million.
(h)The income tax effect related to the adjustments to Adjusted Net Income (Loss) during the periods presented was calculated using an incremental income tax rate of 25% for the three and nine months ended September 27, 2020 and September 29, 2019, respectively.
(i)Adjusted diluted net income (loss) per share is calculated based on Adjusted net income (loss) and the dilutive weighted average common shares outstanding for the respective periods, where applicable.
(j)Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities, adjusted to add back cash paid for acquisitions. Management believes that Free Cash Flow, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provides useful information about the Company's cash flow for liquidity purposes and to service the Company's debt. However, Free Cash Flow is not a measure of liquidity under GAAP, and, accordingly should not be considered as an alternative to the Company's consolidated statement of cash flows and net cash provided by operating activities, net cash used for investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended September 27, 2020 and September 29, 2019 is derived from the Company's consolidated statement of cash flows for the respective nine month periods to be presented in the Company’s Interim Condensed Consolidated Financial Statements in its Form 10-Q for the period ended September 27, 2020 and the Company's consolidated statement of cash flows for the previously reported three month periods ended June 28, 2020 and June 30, 2019, respectively, contained in the Company’s Form 10-Q for the period ended June 28, 2020.
(k)Working capital changes in the three and nine months ended September 27, 2020 include $7.2 million and $14.3 million, respectively, related to deferred payments of the employer portion of social security taxes, which will be repaid half at the end of 2021 and the remainder at the end of 2022.